Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Strong
Fourth Quarter Finish to 2025
•Fourth quarter sales grew 15.1% to a record $240.1 million driven by record Aerospace sales of $219.6 million, a 16.5% year over year increase
•Achieved fourth quarter net income of $29.6 million, or $0.78 per diluted share; adjusted EBITDA1 was $45.7 million, or 19.0% of sales
•Aerospace operating margin expanded to 19.0%, bolstered by favorable mix; adjusted Aerospace operating margin1 was 19.8%
•Booked $257.2 million in orders; ended 2025 with record backlog of $674.5 million
•Solid cash generation with $27.6 million in cash from operations in the quarter and $74.8 million for the year
•Maintained 2026 revenue guidance at $950 million to $990 million
EAST AURORA, NY, February 24, 2026 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense, and other mission critical industries, today reported financial results for the three and twelve months ended December 31, 2025. Financial results include the acquisition of Bühler Motor Aviation (“BMA”) on October 13, 2025.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “We made excellent progress in 2025 and ended the year with a strong fourth quarter. Robust demand across our aerospace markets drove record sales in the quarter. In addition, the acquisition of BMA advanced our market leadership position in seat actuation and other motion systems for aircraft. Our growth is translating well to stronger profitability. Operating margin expanded nicely on higher volumes and was supported as well by pricing initiatives, operating efficiencies and favorable mix. We also generated strong cash flow from operations of $27.6 million in the quarter. We ended 2025 with record backlog, better operating efficiencies, lower cost debt and a solid liquidity position, all of which positions us well for the opportunities we see in 2026.”
1 Adjusted EBITDA, adjusted EBITDA margin, and adjusted segment operating margin are Non-GAAP financial measures. Please see the reconciliation of GAAP to non-GAAP financial measures in the tables that accompany this release.
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

Fourth Quarter Results

	Three Months Ended			Year Ended
($ in thousands)	December 31, 2025	December 31, 2024	% Change	December 31, 2025	December 31, 2024	% Change

Sales	$240,067	$208,540	15.1%	$862,128	$795,426	8.4%
Gross profit	$79,971	$62,122	28.7%	$258,158	$220,428	17.1%
Gross margin	33.3%	29.8%		29.9%	27.7%
Income from operations	$35,462	$8,876	299.5%	$76,412	$26,466	188.7%
Operating margin %	14.8%	4.3%		8.9%	3.3%
Loss on settlement of debt	$—	$3,161		$32,644	$10,148
Net income (loss)	$29,615	$(2,832)	1,145.7%	$29,359	$(16,215)	281.1%
Net income (loss) %	12.3%	(1.4)%		3.4%	(2.0)%

Adjusted operating income[2]	$38,330	$23,837	60.8%	$105,163	$61,538	70.9%
Adjusted operating margin %[2]	16.0%	11.4%		12.2%	7.7%
Adjusted net income[2]	$28,516	$16,849	69.2%	$78,634	$38,136	106.2%
Adjusted EBITDA[2]	$45,673	$31,539	44.8%	$134,538	$96,466	39.5%
Adjusted EBITDA margin %[2]	19.0%	15.1%		15.6%	12.1%
Fourth Quarter 2025 Results (compared with the prior-year period, unless noted otherwise)
Growth in sales was driven by continued strength in demand for the Aerospace segment primarily from the Commercial Transport market. Aerospace sales increased $31.0 million, or 16.5%, and Test Systems sales increased $0.5 million.
Gross profit increased $17.8 million to $80.0 million, or 33.3% of sales, a 350 basis point expansion over gross margin of 29.8% in the comparator quarter. Margin expansion was driven by higher volume, favorable mix, pricing actions including some true up pricing recovery, improved productivity, and the benefit of Test Systems’ restructuring initiatives. This more than offset a $2.9 million increase in tariff expense.
In the fourth quarter of 2025, selling, general and administrative expenses (“SG&A”) decreased $7.3 million primarily from a $9.0 million reduction in legal reserves and litigation-related expenses, somewhat offset by SG&A associated with the acquired BMA business and higher legal and accounting expenses related to the acquisition. R&D was $1.4 million lower reflecting the timing of projects.
Higher gross profit and reduced SG&A resulted in operating margin of 14.8% compared with 4.3% in the prior-year period. Adjusted operating margin2 expanded 450 basis points.
Interest expense was down $0.8 million, or 18.5%, on lower rates following 2025 refinancing activities. The fourth quarter included $0.6 million in expense related to the write-off of deferred financing fees related to two exiting revolving credit facility lenders, classified within interest expense.
Tax expense in the quarter was $2.6 million compared with $3.4 million in the prior-year period, mostly because of a valuation allowance reversal associated with research and development costs that are expected to be expensed for tax purposes in the current year under the One Big Beautiful Bill Act.
2 Adjusted operating income, adjusted operating margin, adjusted segment operating profit, adjusted segment operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted earnings per share (“EPS”) are Non-GAAP financial measures. Please see the reconciliation of GAAP to non-GAAP financial measures in the tables that accompany this release.
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

Consolidated net income of $0.78 per diluted share improved from a net loss of $0.08 per diluted share in the prior-year period due to stronger operating profit and lower interest expense. Adjusted diluted earnings per share2 increased $0.29 per diluted share, or 62.5%, to $0.75 per diluted share. Adjusted EBITDA2 increased 44.8% to $45.7 million, and adjusted EBITDA margin2 expanded 390 basis points to 19.0% of consolidated sales.
Bookings were up 31.3% to $257.2 million in the quarter. For the year, bookings grew 14.4% to $924.4 million with a book-to-bill ratio of 1.07:1. Backlog at the end of the quarter was $674.5 million, the highest recorded in Company’s history.
Aerospace Segment Review (compared with the prior-year period, unless noted otherwise)
Record Aerospace segment sales of $219.6 million were up $31.0 million, or 16.5%. Sales in the Commercial Transport market grew $26.1 million, or 18.5%. Growth was primarily related to increased demand by airlines for cabin power, seat motion, lighting and safety and system certification products and services, partially offset by lower demand for avionics products. Military Aircraft sales increased $3.6 million, or 14.5%, to $28.0 million, driven by pricing initiatives, increased demand for lighting and safety products, and continued progress on MV-75 engineering efforts. General Aviation sales were up $4.6 million, or 26.0%, to $22.3 million due to higher inflight entertainment & connectivity (“IFEC”) product sales to the VVIP market. Other sales were down $3.2 million as the Company has wound down its non-core contract manufacturing arrangements.
Aerospace segment operating profit of $41.7 million, or 19.0% of sales, measurably improved over the prior-year period reflecting the leverage gained on higher volume, favorable mix, pricing initiatives, and improving production efficiencies. The quarter also benefitted from a $9.3 million decrease in litigation-related reserves and expenses. Adjusted Aerospace operating profit2 increased 44.1% to $43.6 million, or 19.8% of sales, a 380-basis point expansion over the comparator quarter.
Aerospace bookings were up 30.1% to $237.3 million for a book-to-bill ratio of 1.08:1. Backlog for the Aerospace segment was $600.8 million at the end of 2025 which was an 11.8% increase over backlog at the end of 2024 and a 5.0% increase over the trailing third quarter.
Mr. Gundermann commented, “Our Aerospace business had a strong fourth quarter with record sales that led to a 19.0% operating margin, surpassing our near-term margin target and a testament to its potential. In addition to higher volume, profitability benefitted from a favorable mix within our VVIP market as well as with some recovery related to pricing initiatives. We have very strong tailwinds supporting our Aerospace business that we believe will continue to drive strong results in 2026 and beyond.”
Test Systems Segment Review (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $20.5 million, up $0.5 million from the comparator quarter in 2024.
Test Systems segment operating profit was $1.1 million compared with slightly below break-even in the fourth quarter of 2024. The comparator quarter included $1.4 million in expenses related to simplification and restructuring activities which contributed to the profit improvement at this sales level. Test Systems continued to be negatively affected by mix and under absorption of fixed costs at current volume levels.
Bookings for the Test Systems segment in the quarter were $19.9 million, for a book-to-bill ratio of 0.97:1 for the quarter. Backlog was $73.7 million at the end of 2025.
Mr. Gundermann commented, “Our Test business generated operating profit on relatively low sales, which demonstrates the significant cost-cutting initiatives we have implemented across the business. We expect its level of profitability will meaningfully improve once production for the U.S. Army radio test program begins. At this time, we believe we will receive production orders for that program early in the second quarter or soon thereafter.”
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

Balance Sheet and Liquidity
Cash provided by operations in the fourth quarter of 2025 was $27.6 million, reflecting higher cash earnings, offset by higher working capital requirements associated with increased order volume. Capital expenditures in the quarter were $11.8 million and $31.7 million for the full year. Elevated capital expenditures in 2025 reflect the investments made on previously deferred spending as well as the consolidation of operations in a new Seattle facility.
Long-term debt, net of cash, increased $168.2 million to $324.8 million at the end of 2025 compared with $156.6 million. Debt was higher due to the refinancing actions that resulted in the repurchase of 80% of the $165 million 5.5% convertible bonds. The refinancing was accomplished through the issue of $225 million of 0% convertible bonds and included the purchase of a capped call.
On October 22, 2025, the Company entered into a new $300 million senior secured, cash flow-based revolving credit facility (the “New Revolver”) which matures in October 2030. The New Revolver includes a $100 million accordion feature which can be incrementally expanded if maximum leverage requirements are met.
The Company had available liquidity of $230.9 million including $18.2 million in cash at the end of 2025.
2026 Outlook
The Company expects 2026 revenue to be approximately $950 million to $990 million. The midpoint of this range would be a 13% increase over 2025 sales. The Company expects first quarter revenue to be approximately $220 million to $230 million, up 9% at the midpoint of the range over the prior-year period.
Backlog at December 31, 2025 was a record $674.5 million, of which approximately 79% is expected to be recognized as revenue over the next twelve months. Planned capital expenditures in 2026 are expected to be in the range of $40 million to $50 million and include the remaining costs associated with the Seattle operation consolidation. In addition, the Company plans to invest approximately $14 million to $18 million in 2026 for the implementation of a global enterprise resource planning system. The investment will be reported as a cash outflow from operations, rather than as a capital expenditure.
Mr. Gundermann concluded, “We expect 2026 will be another very strong year with double digit growth, weighted slightly toward the second half. Our future is very bright. We have a long runway of opportunities on which to execute and are very excited about 2026 and beyond. We are also striving to consistently deliver high-teens operating margins for the consolidated business which should be realizable with the expected improvement with the Test business. In all, we expect we will continue to create more value for our customers, shareholders and the Astronics team.”
Fourth Quarter 2025 Webcast and Conference Call
The Company will host a teleconference today at 4:45 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13758335. The telephonic replay will be available from 8:00 p.m. on the day of the call through Tuesday, March 10, 2026. The webcast replay can be accessed via the investor relations section of the Company’s website where a transcript will also be posted once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers,
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate,” “feeling” or other similar expressions and include all statements with regard to the Company’s 2026 and first quarter revenue outlook, the amount of revenue in the second half of 2026, the ability to deliver high-teens operating margins for the consolidated business, the amount of capital expenditures for 2026 as well as the amount of investment in an ERP system, the amount of backlog to be recognized as revenue over the next twelve months, the strength and length of time associated with tailwinds for the Aerospace segment, the timing of the receipt of production orders for U.S. Army radio test set program and the level of profitability contribution from the Test segment with its onset, the amount of opportunities available to be executed, the ability to achieve high-teen operating margins on a consolidated basis consistently, and statements regarding the strategy of the Company and its outlook. Forward-looking statements also include all statements related to achieving any revenue or profitability expectations, expectations of continued growth, the level of liquidity, the level of cash generation, the level of demand by customers and markets and the amount of expected capital expenditures. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the impact of regulatory activity and public scrutiny on production rates of a major U.S. aircraft manufacturer, the need for new and advanced test equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. Except as required by applicable law, the Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
Use of Non-GAAP Financial Metrics and Additional Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Astronics provides Adjusted Non-GAAP information as additional information for its operating results. References to Adjusted Non-GAAP information are to non-GAAP financial measures. These measures are not required by, in accordance with, or an alternative for, GAAP and may be different from non-GAAP financial measures used by other companies. Astronics management uses these measures for reviewing the financial results of Astronics for budget planning purposes and for making operational and financial decisions. Management believes that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, help investors evaluate Astronics core operating and financial performance and business trends consistent with how management evaluates such performance and trends.
FINANCIAL TABLES FOLLOW
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

For more information, contact:

Company:	Investor Relations:
Nancy L. Hedges, Chief Financial Officer	Deborah K. Pawlowski, Alliance Advisors LLC
Phone: (716) 805-1599	Phone: (716) 843-3908
Email: nancy.hedges@astronics.com	Email: dpawlowski@allianceadvisors.com

-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Sales	$240,067	$208,540	$862,128	$795,426
Cost of products sold	160,096	146,418	603,970	574,998
Gross profit[3]	79,971	62,122	258,158	220,428
Gross margin	33.3%	29.8%	29.9%	27.7%

Research and development expenses	10,626	12,068	43,475	52,086
Selling, general and administrative	33,883	41,178	138,271	141,876
SG&A % of sales	14.1%	19.7%	16.0%	17.8%
Income from operations	35,462	8,876	76,412	26,466
Operating margin	14.8%	4.3%	8.9%	3.3%

Loss on settlement of debt	—	3,161	32,644	10,148
Other (income) expense	(176)	973	(738)	2,187
Interest expense, net	3,394	4,166	12,561	21,998
Income (loss) before tax	32,244	576	31,945	(7,867)
Income tax expense	2,629	3,408	2,586	8,348
Net income (loss)	$29,615	$(2,832)	$29,359	$(16,215)
Net income (loss) %	12.3%	(1.4)%	3.4%	(2.0)%

Basic earnings (loss) per share:	$0.83	$(0.08)	$0.83	$(0.46)

Convertible notes interest expense, net	358	—	—	—
Net income (loss) - diluted	$29,973	$(2,832)	$29,359	$(16,215)

Diluted earnings (loss) per share:	$0.78	$(0.08)	$0.81	$(0.46)

Weighted average diluted shares outstanding (in thousands)[4]	38,481	35,255	36,463	35,037
3 During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior period amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes.
4 In addition to incremental shares from stock awards, weighted average diluted shares for the quarter ended December 31, 2025 reflects 1.442 million shares underlying the remaining 5.5% convertible bonds. For the year ended December 31, 2025, the diluted EPS calculation excludes the effect of the 5.5% Notes because the effect is anti-dilutive.
No weighted average diluted shares were associated with the 0% convertible bonds because the average share price for both the quarter and year ended December 31, 2025 was below the $54.87 stated conversion price. Note that because of the capped call, there is no effective dilution to shareholders unless and until the share price exceeds $83.41.
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEETS
($ in thousands)
	(unaudited)
	12/31/2025	12/31/2024
ASSETS
Current assets:
Cash and cash equivalents	$18,180	$9,285
Restricted cash	—	9,143
Accounts receivable, net of allowance of estimated credit losses	204,672	191,446
Inventories	196,860	199,741
Prepaid and other current assets	18,027	16,557
Total current assets	437,739	426,172
Property, plant and equipment, net of accumulated depreciation	107,078	80,687
Operating right-of-use assets	32,269	23,609
Other assets	11,316	7,763
Intangible assets, net of accumulated amortization	55,353	52,477
Goodwill	62,923	58,056
Total assets	$706,678	$648,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,080	$42,960
Current operating lease liabilities	5,802	4,697
Accrued expenses and other current liabilities	68,324	81,004
Customer advances and deferred revenue	26,069	27,491
Total current liabilities	141,275	156,152
Long-term debt	334,451	168,669
Long-term operating lease liabilities	38,101	20,508
Other liabilities	52,777	47,338
Total liabilities	566,604	392,667
Shareholders’ equity:
Common stock	385	380
Accumulated other comprehensive loss	(4,410)	(3,863)
Other shareholders’ equity	144,099	259,580
Total shareholders’ equity	140,074	256,097
Total liabilities and shareholders’ equity	$706,678	$648,764

-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
	Year Ended
(Unaudited, $ in thousands)	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net income (loss)	$29,359	$(16,215)
Adjustments to reconcile net income (loss) to cash from operating activities:
Non-cash items:
Depreciation and amortization	21,838	24,466
Amortization of deferred financing fees	3,036	3,194
Provisions for non-cash losses on inventory and receivables	10,011	13,782
Equity-based compensation expense	6,799	8,571
Deferred tax benefit	(1,362)	(20)
Loss on settlement of debt	32,644	10,148
Operating lease non-cash expense	6,162	5,175
Simplification initiative-related non-cash charges	6,229	—
Non-cash 401K contribution and quarterly bonus accrual	—	3,454
Non-cash litigation provision adjustment	—	4,468
Other	(418)	5,807
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(8,102)	(21,983)
Inventories	(4,435)	(21,551)
Accounts payable	(3,114)	(17,693)
Accrued expenses	(15,027)	21,987
Income taxes	(7,938)	4,498
Operating lease liabilities	(4,573)	(5,125)
Tenant improvement allowance refund	8,138	—
Cloud computing implementation costs	(1,117)	—
Customer advanced payments and deferred revenue	(4,189)	5,693
Supplemental retirement plan liabilities	(716)	(410)
Other assets and liabilities	1,570	2,320
Net cash provided by operating activities	74,795	30,566
Cash flows from investing activities:
Capital expenditures	(31,673)	(8,428)
Acquisition of businesses, net of cash acquired	(22,075)	—
Net cash used by investing activities	(53,748)	(8,428)
Cash flows from financing activities:
Proceeds from long-term debt	186,143	377,392
Principal payments on long-term debt	(111,143)	(374,890)
Proceeds from issuance of convertible debt	225,000	—
Partial repurchase of 2030 notes	(285,752)	—
Payments for capped call transactions	(26,888)	—
Financing-related costs	(10,366)	(12,150)
Financing settlement costs	—	(4,496)
Stock award activity	753	(241)
Other	(141)	(145)
Net cash used by financing activities	(22,394)	(14,530)
Effect of exchange rates on cash	1,099	(493)
(Decrease) increase in cash and cash equivalents and restricted cash	(248)	7,115
Cash and cash equivalents and restricted cash at beginning of year	18,428	11,313
Cash and cash equivalents and restricted cash at end of year	$18,180	$18,428
Supplemental disclosure of cash flow information
Interest paid	$8,976	$19,238
Income taxes paid, net of refunds	$11,605	$3,537
Non-cash investing activities:
Capital expenditures in accounts payable	$2,025	$—
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
SEGMENT SALES AND PROFIT
(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Sales
Aerospace	$219,593	$188,559	$797,353	$706,746
Less inter-segment	—	(10)	(34)	(62)
Total Aerospace	219,593	188,549	797,319	706,684

Test Systems	20,558	20,084	65,243	88,874
Less inter-segment	(84)	(93)	(434)	(132)
Total Test Systems	20,474	19,991	64,809	88,742

Total consolidated sales	240,067	208,540	862,128	795,426

Segment gross profit and margins[5]
Aerospace	74,604	55,909	248,440	204,126
	34.0%	29.7%	31.2%	28.9%
Test Systems	5,367	6,213	9,718	16,302
	26.2%	31.1%	15.0%	18.4%
Total gross profit	79,971	62,122	258,158	220,428

Segment operating profit and margins
Aerospace	41,734	16,778	113,204	62,406
	19.0%	8.9%	14.2%	8.8%
Test Systems	1,102	(49)	(7,845)	(8,477)
	5.4%	(0.2)%	(12.1)%	(9.6)%
Total segment operating profit	42,836	16,729	105,359	53,929

Loss on settlement of debt	—	3,161	32,644	10,148
Interest expense	3,394	4,166	12,561	21,998
Corporate expenses and other	7,198	8,826	28,209	29,650
Income (loss) before taxes	$32,244	$576	$31,945	$(7,867)

5 During the first quarter of 2025, the Company changed its financial statement presentation of research and development costs. These costs were previously included within Cost of Products Sold and were a factor in arriving at Gross Profit. The prior period amounts for Cost of Product Sold and Gross Profit have been adjusted from their original presentation for comparability purposes.
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2025 YTD
	12/31/2025	12/31/2024	% change	12/31/2025	12/31/2024	% change	% of Sales
Aerospace Segment
Commercial Transport	$166,977	$140,893	18.5%	$599,301	$524,572	14.2%	69.5%
Military Aircraft	28,026	24,474	14.5%	116,276	88,019	32.1%	13.5%
General Aviation	22,302	17,701	26.0%	69,834	74,344	(6.1)%	8.1%
Other	2,288	5,481	(58.3)%	11,908	19,749	(39.7)%	1.4%
Aerospace Total	219,593	188,549	16.5%	797,319	706,684	12.8%	92.5%

Test Systems Segment
Government & Defense	20,474	19,991	2.4%	64,809	88,742	(27.0)%	7.5%

Total Sales	$240,067	$208,540	15.1%	$862,128	$795,426	8.4%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2025 YTD
	12/31/2025	12/31/2024	% change	12/31/2025	12/31/2024	% change	% of Sales
Aerospace Segment
Electrical Power & Motion	$113,841	$95,124	19.7%	$410,382	$359,043	14.3%	47.6%
Lighting & Safety	54,573	44,241	23.4%	208,897	179,403	16.4%	24.2%
Avionics	31,970	36,467	(12.3)%	123,422	120,183	2.7%	14.3%
Systems Certification	13,227	4,731	179.6%	29,069	17,003	71.0%	3.4%
Structures	3,694	2,505	47.5%	13,641	11,303	20.7%	1.6%
Other	2,288	5,481	(58.3)%	11,908	19,749	(39.7)%	1.4%
Aerospace Total	219,593	188,549	16.5%	797,319	706,684	12.8%	92.5%

Test Systems Segment	20,474	19,991	2.4%	64,809	88,742	(27.0)%	7.5%

Total Sales	$240,067	$208,540	15.1%	$862,128	$795,426	8.4%

-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Trailing Twelve Months
	3/29/2025	6/28/2025	9/27/2025	12/31/2025	12/31/2025
Sales
Aerospace	$191,375	$193,626	$192,725	$219,593	$797,319
Test Systems	14,561	11,052	18,722	20,474	64,809
Total Sales	$205,936	$204,678	$211,447	$240,067	$862,128

Bookings
Aerospace	$267,715	$150,636	$191,859	$237,327	$847,537
Test Systems	12,011	26,390	18,532	19,902	76,835
Total Bookings	$279,726	$177,026	$210,391	$257,229	$924,372

Backlog [6]
Aerospace	$613,903	$570,913	$572,459	$600,803
Test Systems	59,116	74,454	74,264	73,692
Total Backlog	$673,019	$645,367	$646,723	$674,495	N/A

Book:Bill Ratio
Aerospace	1.40	0.78	1.00	1.08	1.06
Test Systems	0.82	2.39	0.99	0.97	1.19
Total Book:Bill	1.36	0.86	1.00	1.07	1.07

6 Aerospace backlog of approximately $2.4 million and $10.6 million was added in the third and fourth quarters of 2025, respectively, in connection with the acquisitions of Envoy Aerospace and Bühler Motor Aviation.
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Net income (loss)	$29,615	$(2,832)	$29,359	$(16,215)
Add back:
Interest expense	3,394	4,166	12,561	21,998
Income tax expense	2,629	3,408	2,586	8,348
Depreciation and amortization expense	5,709	5,894	21,838	24,466
Equity-based compensation expense	1,458	2,157	6,799	8,571
Early retirement penalty waiver	—	624	—	624
Non-cash 401K contribution and quarterly bonus accrual	—	—	—	3,454
Simplification and restructuring initiatives	—	1,411	6,867	2,444
Legal reserve, settlements and recoveries	—	4,762	9,732	4,430
Litigation-related legal expenses	1,875	6,066	8,873	19,746
Acquisition-related expenses	586	—	1,833	—
Loss on settlement of debt	—	3,161	32,644	10,148
Non-cash reserves for customer bankruptcy	—	1,032	—	3,235
Warranty reserve	407	1,690	1,446	5,217
Adjusted EBITDA	$45,673	$31,539	$134,538	$96,466

Sales	$240,067	$208,540	$862,128	$795,426
Adjusted EBITDA margin %	19.0%	15.1%	15.6%	12.1%
Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and other adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted EBITDA and Adjusted EBITDA Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, are important for investors and other readers of the Company’s financial statements.
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Income from operations	$35,462	$8,876	$76,412	$26,466
Add back:
Simplification and restructuring initiatives	—	1,411	6,867	2,444
Legal reserve, settlements and recoveries	—	4,762	9,732	4,430
Litigation-related legal expenses	1,875	6,066	8,873	19,746
Acquisition-related expenses	586	—	1,833	—
Non-cash reserves for customer bankruptcy	—	1,032	—	3,235
Warranty reserve	407	1,690	1,446	5,217
Adjusted operating income	$38,330	$23,837	$105,163	$61,538

Sales	$240,067	$208,540	$862,128	$795,426

Operating margin	14.8%	4.3%	8.9%	3.3%
Adjusted operating margin	16.0%	11.4%	12.2%	7.7%
Adjusted Operating Income is defined as income from operations as reported, adjusted for certain items. Adjusted Operating Margin is defined as Adjusted Operating Income divided by sales. Adjusted Operating Income and Adjusted Operating Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Operating Income and Adjusted Operating Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Operating Income and Adjusted Operating Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year’s income from operations to the historical periods’ income from operations and operating margin, as well as facilitates a more meaningful comparison of the Company’s income from operations and operating margin to that of other companies.

-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited, $ in thousands, except per share amounts)

	Consolidated
	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Net income (loss)	$29,615	$(2,832)	$29,359	$(16,215)

Add back (deduct):
Amortization of intangibles	2,909	3,143	11,505	12,871
Simplification and restructuring initiatives	—	1,411	6,867	2,444
Early retirement penalty waiver	—	624	—	624
Legal reserve, settlements and recoveries	—	4,762	9,732	4,430
Litigation-related legal expenses	1,875	6,066	8,873	19,746
Acquisition-related expenses	586	—	1,833	—
Loss on settlement of debt	—	3,161	32,644	10,148
Non-cash reserves for customer bankruptcy	—	1,032	—	3,235
Warranty reserve	407	1,690	1,446	5,217
Normalize tax rate[7]	(6,876)	(2,208)	(23,625)	(4,364)
Adjusted net income	$28,516	$16,849	$78,634	$38,136

Convertible notes interest, net	358	590	5,409	590
Adjusted net income - diluted	$28,874	$17,439	$84,043	$38,726

Weighted average diluted shares outstanding (in thousands)[8]	38,481	35,255	36,463	35,037
Adjusted weighted average diluted shares outstanding (in thousands)[8]	38,481	37,779	41,903	36,022

Diluted earnings (loss) per share	$0.78	$(0.08)	$0.81	$(0.46)
Adjusted diluted earnings per share[9]	$0.75	$0.46	$2.01	$1.08
Adjusted Net Income and Adjusted Diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items, including amortization of intangibles, and also adjusted for a normalized tax rate. Adjusted Net Income and Adjusted Diluted EPS are not measures determined in accordance with GAAP and may not be comparable with the measures used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Net Income and Adjusted Diluted EPS, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year’s net income and diluted EPS to the historical periods’ net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies. The Company believes that presenting Adjusted Diluted EPS provides a better understanding of its earnings power inclusive of adjusting for the non-cash amortization of intangible assets, reflecting the Company’s strategy to grow through acquisitions as well as organically.
7 Applies a normalized tax rate of 25% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.
8 In addition to incremental shares from stock awards, weighted average diluted shares for the quarter ended December 31, 2025 reflects 1.442 million shares underlying the remaining 5.5% convertible bonds. For the year ended December 31, 2025, the diluted EPS calculation excludes the effect of the 5.5% Notes because the effect is anti-dilutive.
No weighted average diluted shares were associated with the 0% convertible bonds because the average share price for both the quarter and year ended December 31, 2025 was below the $54.87 stated conversion price. Note that because of the capped call, there is no effective dilution to shareholders unless and until the share price exceeds $83.41.
9 Net income for purposes of calculating adjusted diluted earnings per share includes addback of interest expense on the 5.5% convertible notes, net of income taxes, as required under the if-converted method.
-MORE-

Astronics Corporation Reports Strong Fourth Quarter Finish to 2025
February 24, 2026

ASTRONICS CORPORATION
RECONCILIATION OF SEGMENT OPERATING PROFIT TO ADJUSTED SEGMENT OPERATING PROFIT
(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024

Aerospace operating profit	$41,734	$16,778	$113,204	$62,406
Simplification and restructuring initiatives	—	—	6,508	237
Legal reserve, settlements and recoveries	—	4,762	9,732	4,430
Litigation-related legal expenses	1,409	5,966	7,311	19,127
Non-cash reserves for customer bankruptcy	—	1,032	—	3,235
Warranty reserve	407	1,690	1,446	5,217
Adjusted Aerospace operating profit	$43,550	$30,228	$138,201	$94,652

Aerospace sales	$219,593	$188,549	$797,319	$706,684

Aerospace margin	19.0%	8.9%	14.2%	8.8%
Adjusted Aerospace margin	19.8%	16.0%	17.3%	13.4%

Test Systems operating profit (loss)	$1,102	$(49)	$(7,845)	$(8,477)
Simplification and restructuring initiatives	—	1,411	359	2,207
Litigation-related legal expenses	186	100	994	619
Adjusted Test Systems operating profit (loss)	$1,288	$1,462	$(6,492)	$(5,651)

Test Systems sales	$20,474	$19,991	$64,809	$88,742

Test Systems margin	5.4%	(0.2)%	(12.1)%	(9.6)%
Adjusted Test Systems margin	6.3%	7.3%	(10.0)%	(6.4)%
Adjusted Segment Operating Profit is defined as segment operating profit as reported, adjusted for certain items. Adjusted Segment Margin is defined as Adjusted Segment Operating Profit divided by segment sales. Adjusted Segment Operating Profit and Adjusted Segment Margin are not measures determined in accordance with GAAP and may not be comparable with Adjusted Segment Operating Profit and Adjusted Segment Margin as used by other companies. Nevertheless, the Company believes that providing non-GAAP financial measures, such as Adjusted Segment Operating Profit and Adjusted Segment Margin, are important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year’s segment operating profit to the historical periods’ segment operating profit and segment margin, as well as facilitates a more meaningful comparison of the Company’s segment operating profit and segment margin to that of other companies.

-###-